Exhibit 99.1
June 14, 2007

FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. Common Stock Commences Trading Under Symbol “ILNS”

NASD has approved quotation of Intellect’s common stock on OTC Bulletin Board

New York, NY, June 14, 2007 / PRNewswire / -- Intellect Neurosciences, Inc. (OTCBB: ILNS.OB), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and related disorders, announced today that the NASD has approved the quotation of its common stock on the Over the Counter Bulletin Board under the symbol “ILNS”. Trading commenced on June 13, 2007, with a closing price on that day of $2.80 per share. The Company has approximately 30 million primary outstanding shares.

“We are proud to join the ranks of publicly traded biotech companies, and are delighted to provide the investing public the opportunity to participate in our exciting journey to develop innovative solutions to Alzheimer’s disease, one of today’s most challenging therapeutic areas,” commented Dr. Daniel Chain, Intellect’s Chairman and Chief Executive Officer. “This achievement allows us to expand our financing alternatives and access the requisite capital needed to progress our ambitious clinical development plans.”

“We are gratified that our shares are quoted on the OTC Bulletin Board, thus providing liquidity for investors in our common stock and providing us with additional financial flexibility,” commented Intellect’s President and CFO, Elliot M. Maza.

About Intellect Neurosciences, Inc.
Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease. Recently, the Company successfully completed Phase I clinical trials for OXIGON™, a unique antioxidant and anti-amyloid compound that is a potentially disease modifying drug for Alzheimer’s disease and other important medical indications. Audited data from these clinical trials, conducted in The Netherlands, is expected to be available shortly.

The Company also has broad proprietary immunotherapy platforms with patented drug candidates for both passive and active immunization against Alzheimer’s disease. Its pioneering activities in the field have placed it at the forefront of the attack against this devastating disease. Intellect’s patent estate contains issued and pending claims in Europe, Japan, the US and other major territories, providing a formidable strategic advantage.

About Alzheimer’s disease
Alzheimer’s disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer’s pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the toxic accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 24 million people suffering from Alzheimer’s disease in the major markets worldwide with the number projected to increase to 80 million by 2040 as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective disease modifying drugs.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza
President & Chief Financial Officer

7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300